EXHIBIT 10.1

September 30, 2021

James M. Kempton, CPA

Dear Jim:

On behalf of Smith Micro Software, Inc. (“Smith Micro” or the “Company”) it is a pleasure to extend to you an offer of employment as Vice President and Chief Financial Officer.  If you accept this offer, you will begin work on November 3, 2021 and report to Bill Smith, President and CEO of Smith Micro.

•	This is a full-time, exempt position with a salary of $ 11,458.34 per semi-monthly pay period, or when annualized $275,000.00 per year.

•	Vacation accrual to begin at twenty-five (25) days annually and follow company policy.

•

You will be eligible for a discretionary annual cash bonus of $40,000.00.  This annual amount, which is measured and paid quarterly, is a discretionary cash bonus and will be effective for the fourth quarter of 2021, which represents one quarter or $10,000.00. You are required to have active employment in good standing (i.e., continue to work productively and not resign or commit any act that would constitute “cause,” as determined by the Company) as of the last day of the last full payroll period each quarter to earn and receive payment.

•

You will be eligible to participate in Smith Micro’s discretionary Corporate Incentive Bonus program beginning with our fourth quarter, which begins October 1, 2021.  Your annual target bonus amount is $100,000.00, and your actual bonus earned will be calculated and paid quarterly based upon the corporation’s achievement of set goals for revenue and operating expense.  Note that your fourth quarter bonus amount may be prorated based on your actual start date of employment.

•	Equity:
o	Sign-on grant of 20,000 immediately vested shares pursuant to the Company’s 2015 Omnibus Equity Incentive Plan, as amended (the “Plan”).
o

Subject to annual compensation committee approval, targeted annual restricted stock award (RSA) grant of 100,000 restricted shares pursuant to the Plan.  RSAs are typically subject to time-based and performance-based vesting.

o

The details, terms, and conditions of your grants, including vesting provisions as applicable, will be included in the applicable award agreement executed pursuant to the Plan.  The award agreement associated with your initial sign-on grant will be provided to you within 30 days of the date on which your employment with the Company begins.

Smith Micro Software, Inc. | 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237, USA | phone: 412.837.5300 | www.smithmicro.com

September 30, 2021

Smith Micro Offer Letter - James M. Kempton, CPA

Also, in accordance with the Smith Micro Employee Handbook, you will receive our standard benefits package, including medical, dental, vision, short-term disability, long-term disability and life insurance coverage.  You will be eligible to participate in our 401(k) and Section 125 (Flexible Spending Account) plans.  Note that the precise benefits provided by the Company may change over time, at the Company's discretion.  You will be notified of any changes no later than the date they become effective.

This offer of employment is not for any definite period of time and all employment with the Company is “at-will.”  This means that it can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chief Executive Officer.

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As authorized by you, the completion of a background check and pre-employment drug test with satisfactory results.
•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.  Please let me know if you need a list of acceptable USCIS Form I-9 documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of our standard Employee Proprietary Information and Inventions Agreement without modification.
•

Your return of a copy of this letter, after being signed by you without modification, as instructed no later than 10/8/2021, after which time this offer will expire.  By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee.  If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by any company or entity.

September 30, 2021

Smith Micro Offer Letter - James M. Kempton, CPA

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment.  Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly superseded by this offer.   Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Chief Executive Officer of the Company.

We look forward to you accepting this offer and a mutually rewarding relationship.  As with any important decision, you should rely on your own independent investigation and judgment concerning the Company and its future prospects.

To indicate your acceptance of this offer, date, and sign in the space below.

We at Smith Micro look forward to working with you.

Sincerely,

/s/ Angel Hermes

Angel Hermes

Global Director, Human Resources

I accept this offer of employment as outlined above:

/s/ James M. Kempton10/04/2021

James M. Kempton, CPADate